EXHIBIT 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Vancouver, WA 98666

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

RWB HEALTH, INC.

We consent to the use of our report dated January 16, 2026 with respect to the financial statements of RWB HEALTH, INC. as of December 31, 2025 and the related statements of operations, shareholders’ deficit and cash flows for the period from October 10, 2025 (inception) through December 31, 2025 included in this registration statement.

We also consent to the reference to our firm as experts in accounting and auditing in this registration statement, including on page 28.

Michael Gillespie & Associates, PLLC

Vancouver, Washington

February 20, 2026

/S/ Michael Gillespie & Associates, PLLC